Mail Stop 3561


									March 3, 2006


Mr. James M. Spiezio
Chief Financial Officer
Beacon Power Corporation
234 Ballardvale Street
Wilmington, Massachusetts 01887-1032

		RE:	Beacon Power Corporation
			Form 10-K for Fiscal Year Ended December 31, 2004
			Filed March 31, 2005
			Form 10-K/A for Fiscal Year Ended December 31, 2004
			Filed February 21, 2006
Forms 10-Q for Fiscal Quarters Ended March 31, June 30, and
September
30, 2005
Forms 10-Q/A for Fiscal Quarters Ended March 31 and June 30, 2005
			File No. 1-16171

Dear Mr. Spiezio:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief


March 3, 2006
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